News Release ½ For Immediage Release
Exhibit 99.1
Zix Corporation Announces Fourth Quarter and Year-End 2007 Financial Results
Company exceeds guidance in all areas as it continues to set records for revenue and gross margins
DALLAS — February 19, 2008 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the fourth quarter ended December 31, 2007. ZixCorp recorded fourth quarter revenues of $7.0 million and a net loss of $1.4 million for the quarter, or $0.02 per share, compared with revenues of $5.5 million, and a net loss of $3.4 million, or $0.06 per share, in the corresponding quarter in 2006. Total revenue for the full year 2007 was $24.1 million compared with $18.4 million in 2006. Net loss for the full year 2007 was $8.1 million compared with $19.5 million for 2006. Total cash and cash equivalents (including marketable securities) as of December 31, 2007 were $12.3 million.
“ZixCorp exceeded revenue guidance each quarter of 2007, ending with record revenue of $24.1 million for full year 2007,” said Rick Spurr, chairman of the board and chief executive officer. “I am pleased that we have maintained strong top line growth this year while also reducing costs compared with the prior year. We remain on track to attain our goal of achieving positive cash flow in the first quarter of 2008. We have combined significantly improved financial fundamentals with an increased recognition in the market of our leadership positions in both businesses to create a strong foundation for continued growth.”
Corporate Highlights
•	Company-wide fourth quarter 2007 revenue of $7.0 million is up 26 percent over the comparable quarter in 2006, exceeding previously-issued revenue guidance of $6.3 to $6.8 million. The full year 2007 revenue of $24.1 million represented 31 percent year-on-year revenue growth over 2006

•	The Company’s year-end balance of cash and cash equivalents (including marketable securities) was $12.3 million, ahead of the Company’s revised guidance range of $11.5 to $11.8 million

•	ZixCorp was once again named to Deloitte’s prestigious Technology Fast 50 Program for Texas, based on the Company’s 998 percent revenue growth from 2002-2006

•	The Company significantly reduced its cash burn from operations from $18.3 million in 2006 down to $3.1 million in 2007, which does not include the net cash inflow from financing activities noted below. The $3.1 million cash burn from operations in 2007 was well ahead of the original $4.8 million dollar guidance for cash consumption for the year

•	Financing activities in Q4 included the receipt of approximately $4.2 million in cash following the exercise of outstanding warrants and stock options, in part used to fully prepay the $1.6 million promissory note payable to sanofi-aventis. The restructured note, which was the Company’s only significant debt, originally called for ratable, quarterly principal payments beginning in April 2008 and concluding in January 2010
Business Highlights
e-Prescribing
•	e-Prescribing revenue for fourth quarter 2007 was $1.7 million

•	ZixCorp entered into a contract with Blue Cross Blue Shield of Massachusetts (BCBSMA) to jointly conduct a pilot of disease management enrollment alerts through ZixCorp’s PocketScript® e-prescribing service. The disease management enrollment feature alerts physicians via PocketScript at the point of care that the patient may be eligible for enrollment in a BCBSMA disease management program

•	ZixCorp’s PocketScript®e-Prescribing service processed over 2 million e-scripts in the fourth quarter, bringing the full year 2007 total prescriptions processed to 7.4 million, an increase of 40 percent over 2006

•	The Company’s PocketScript business exceeded the high end of the 250-300 e-prescribing deployment guidance for the fourth quarter with 327 deployments

•	Our pre-2006 customers extended their e-prescribing program contracts with the Company for at least the second time by agreeing to license renewals for previously deployed PocketScript physicians considered actively using the technology
Email Encryption
•	Email Encryption revenue for fourth quarter 2007 was $5.3 million, up 39 percent when compared to fourth quarter 2006

•	Email Encryption achieved new first-year orders for the fourth quarter 2007 of $1.4 million, up 29 percent over the comparable quarter in 2006. For all of 2007, new first-year orders were $5.5 million vs. $4.7 million in 2006. Total orders for 2007 were $24.2 million, an increase of 38 percent over 2006

•	ZixCorp earned a coveted position in the Leader’s Quadrant of Gartner’s Magic Quadrant for Email Encryption published in Q4

•	ZixCorp announced in fourth quarter 2007 that ZixDirectory™, the industry’s largest email encryption directory, marked a new milestone, surpassing more than nine million members

•	The Company also announced the availability of mobile email encryption service that allows users to securely compose, read, reply and forward an encrypted email message from a handheld device without having to download any software
Financial Highlights
Revenues: Company-wide revenues were a record $7.0 million in the fourth quarter 2007, which was a 26 percent increase over the fourth quarter 2006. The Company’s Email Encryption business had its highest quarterly revenue in company history with $5.3 million, a 39 percent improvement over the corresponding period in 2006, while the e-Prescribing quarterly revenue of $1.7 million was essentially flat when compared with 2006. For the year 2007, Email Encryption revenue was $18.0 million, a 28 percent increase over 2006. Email Encryption’s increase was due to the revenue growth inherent in a successful subscription model with steady additions to the subscriber base coupled with a high rate of renewing existing customers, which was 99 percent for all of 2007 based on revenue. For the year 2007, e-Prescribing revenues were $6.1 million, a 44 percent increase over 2006. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $31.8 million on December 31, 2007.
Revenues by Product Fourth Quarter and Full Year 2006 – 2007

			3-month Variance				12-month Variance
	Three Months Ended, December 31,		2007 vs. 2006		Twelve Months Ended, December 31,		2007 vs. 2006
	2007	2006	$	%	2007	2006	$	%
Email Encryption	$5,297,000	$3,807,000	$1,490,000	39%	$17,982,000	$14,094,000	$3,888,000	28%
e-Prescribing	1,684,000	1,737,000	(53,000)	(3%)	6,132,000	4,264,000	1,868,000	44%

Total revenues	$6,981,000	$5,544,000	$1,437,000	26%	$24,114,000	$18,358,000	$5,756,000	31%

Gross Margin: The Company recorded its highest gross margin ever with $4.3 million (61 percent of revenue) for the fourth quarter 2007. The gross margin contribution from the Email Encryption business was $4.2 million (79 percent), while the gross margin contribution for e-Prescribing was $0.1 million for the fourth quarter 2007. The Company-wide gross margin for the same period in 2006 was $2.6 million or 47 percent of revenue. For total year 2007, the Company-wide gross margin was $13.3 million (55 percent of revenue), a 128 percent improvement over the $5.8 million gross margin for 2006. The annual year-on-year gross margin improvement came from revenue growth in both Email Encryption and e-Prescribing combined with a 13 percent decrease in cost of sales over the same period.

R&D and SG&A Expenditures: In the fourth quarter 2007, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses decreased by $435,000 when compared with the same period in 2006, representing a decrease of 7 percent. Spending for these areas declined primarily as a result of continued cost-cutting measures during 2007 in the Company’s SG&A.
Cash Utilization: Cash and cash equivalents (including marketable securities) as of December 31, 2007 were $12.3 million. Net cash utilization from operations (i.e., not including financing activities) for the fourth quarter 2007 totaled $1.9 million. Full-year cash burn from operations declined from $18.3 million in 2006 to $3.1 million in 2007, well ahead of the original guidance of $4.8 million for the year. The year-over-year improvement of $15.2 million in net operating cash utilization came from the combination of greater cash receipts from the Company’s Email Encryption and e-Prescribing businesses combined with reductions in overall spending resulting from the cost cutting activities undertaken in 2006. Additionally in Q4 2007, the Company collected $4.2 million in proceeds from the exercise of stock options and warrants which was used in part to pay off the Company’s remaining borrowings of $1.6 million owed to sanofi-aventis.
Outlook: The Company forecasts revenue for the first quarter to be between $6.7 and $7.0 million. e-Prescribing deployments for the first quarter are expected to be between 200 and 250 deployments. Our ending balance of cash and cash equivalents (including marketable securities) for the first quarter is projected to be greater than our 2007 ending cash balance of $12.3 million
Fourth Quarter Conference Call Information
The Company’s fourth quarter and year-end 2007 operating results will be released after close of the U.S. financial markets on February 19, 2008. The Company will hold a conference call to discuss this information on February 19 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-786-2960 or toll-free 800-884-5695 and entering access code 49789109. An audio replay of the conference will be available until February 26, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 12526061, and after that date via Webcast on the Company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and

Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statement, “We remain on track to attain our goal of achieving positive cash flow in the first quarter of 2008”, and the statements under the caption “Outlook” are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship arrangements, or expand existing sponsorship arrangements, for its PocketScript e-prescribing services and the Company’s ability to continue obtaining acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in the insurance, government and other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescribing service; the Company’s ability to establish and maintain OEM, reseller and other strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; the affect of government regulation, including a possible governmental e-prescription mandate pertaining to Medicare prescriptions; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,524,000	$12,783,000
Marketable securities	1,734,000	—
Receivables, net	1,119,000	746,000
Prepaid and other current assets	1,549,000	2,178,000

Total current assets	14,926,000	15,707,000
Restricted cash	25,000	35,000
Property and equipment, net	2,297,000	2,404,000
Goodwill, intangible and other assets	2,226,000	2,220,000

Total assets	$19,474,000	$20,366,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,295,000	$3,300,000
Deferred revenue	12,606,000	8,388,000
Customer deposits	—	2,000,000
Promissory note payable	—	2,661,000
Short-term note payable	—	255,000

Total current liabilities	15,901,000	16,604,000
Long-term liabilities:
Deferred revenue	3,497,000	2,496,000
Deferred rent	365,000	339,000

Total long-term liabilities	3,862,000	2,835,000

Total liabilities	19,763,000	19,439,000
Total stockholders’ equity	(289,000)	927,000

Total liabilities and stockholders’ equity	$19,474,000	$20,366,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	6,981,000	5,544,000	24,114,000	18,358,000
Cost of revenues	2,704,000	2,956,000	10,866,000	12,552,000

Gross margin (loss)	4,277,000	2,588,000	13,248,000	5,806,000
Operating expenses:
Research and development expenses	1,360,000	1,234,000	5,322,000	6,085,000
Selling, general and administrative expenses	4,276,000	4,837,000	17,961,000	23,188,000
Customer deposit forfeiture	—	—	(2,000,000)	(1,000,000)
Gain on sale of product lines	—	(42,000)	—	(53,000)
Asset impairment charge	—	—	—	125,000
Loss on impairment of operating lease	—	—	100,000	—

Total operating expenses	5,636,000	6,029,000	21,383,000	28,345,000

Operating loss	(1,359,000)	(3,441,000)	(8,135,000)	(22,539,000)

Other (expense) income:
Investment and other income	203,000	185,000	640,000	925,000
Interest expense	(30,000)	(117,000)	(171,000)	(1,126,000)
Gain (loss) on derivative liabilities	—	(7,000)	—	4,043,000
Loss on extinguishment of convertible debt	(77,000)	—	(255,000)	(871,000)

Total other income	96,000	61,000	214,000	2,971,000

Loss before income taxes	(1,263,000)	(3,380,000)	(7,921,000)	(19,568,000)
Income tax benefit (expense)	(127,000)	(17,000)	(181,000)	60,000

Net loss	$(1,390,000)	$(3,397,000)	$(8,102,000)	$(19,508,000)

Basic and diluted loss per common share	$(0.02)	$(0.06)	$(0.13)	$(0.34)

Basic and diluted weighted average common shares outstanding	61,127,286	59,638,839	60,425,763	57,067,678

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2007	2006
Operating activities:
Net loss	$(8,102,000)	$(19,508,000)
Non-cash items in net loss	1,217,000	2,594,000
Changes in operating assets and liabilities	5,442,000	236,000

Net cash used by operating activities	(1,443,000)	(16,678,000)

Investing activities:
Purchases of property and equipment	(1,431,000)	(1,239,000)
Proceeds from restricted cash investments	10,000	5,100,000
Proceeds from sale of product lines	—	53,000
Purchases of marketable securities	(1,734,000)	—

Net cash provided by investing activities	(3,155,000)	3,914,000

Financing activities:
Proceeds from private placement of common stock	—	11,817,000
Payment of expenses relating to private placement of common stock	—	(853,000)
Issuance of common stock upon exercise of stock options	542,000	—
Issuance of common stock upon exercise of warrants	3,652,000	—
Payment of convertible debt	—	(5,000,000)
Payment of premium on convertible debt	—	(200,000)
Payment of short-term note payable, capital leases and other	(255,000)	(457,000)
Payment of promissory note payable	(1,600,000)	—

Net cash provided by financing activities	2,339,000	5,307,000

Decrease in cash and cash equivalents	(2,259,000)	(7,457,000)
Cash and cash equivalents, beginning of period	12,783,000	20,240,000

Cash and cash equivalents, end of period	$10,524,000	$12,783,000

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